As filed with the Securities and Exchange Commission on September 2, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TELEFONAKTIEBOLAGET LM ERICSSON

(Exact Name of Registrant as Specified in Its Charter)

LM ERICSSON TELEPHONE COMPANY

(Translation of Registrant’s Name into English)

Kingdom of Sweden	Torshamnsgatan 23, Kista 164 83 Stockholm, Sweden	N.A.
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification Number)

ERICSSON SERVICES INC. 401(k) PLAN

(Full Title of the Plan)

Ericsson Inc.

Vice President and General Counsel

6300 Legacy Drive

Plano, Texas 75024

(Name and Address of Agent for Service)

(972) 583-0000

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David Sirignano

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Ave, NW

Washington, DC 20004

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
B Shares of Telefonaktiebolaget LM Ericsson, Nominal value Swedish Kronor 1.00 each (“Shares”)	15,000,000	$9.37	$140,550,000	$7,842.69

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) covers an indeterminate amount of plan interests to be offered or sold pursuant to the Ericsson Services Inc. 401(k) Plan (the “Plan”). No registration fee is payable with respect to such interests, in accordance with Rule 457(h)(2). Pursuant to Rule 416(a) under the Securities Act, the number of Shares being registered shall be adjusted to include any additional Shares as may become issuable as a result of stock splits, stock dividends, recapitalizations, reorganizations, mergers, consolidations or similar events.

(2)

Estimated pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices per American Depository Share (“ADS”) (traded under the symbol “ERIC”) of the Company on August 27, 2009, as reported on The NASDAQ Global Select Market.

INTRODUCTION

This registration statement (“Registration Statement”) on Form S-8 is filed by Telefonaktiebolaget LM Ericsson, a limited liability company formed under the Swedish Companies Act (the “Company”), for purposes of allowing eligible employees of Ericsson Services Inc., a wholly-owned subsidiary of the Company, to purchase, pursuant to the terms of the Ericsson Services Inc. 401(k) Plan (the “Plan”), American Depositary Shares, or ADSs, each representing one B Share of the Company, nominal value 1.00 Swedish Kronor, and evidenced by American Depositary Receipts, through open market purchases.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information requested in Part I of this Registration Statement is included in the prospectus for the Plan, which the Company has excluded from this Registration Statement in accordance with the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that the Company has previously filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement (other than, in each case, documents or information deemed to be furnished and not filed in accordance with Commission rules):

1.	The Company’s annual report on Form 20-F for the fiscal year ended December 31, 2008, filed on April 29, 2009 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

2.	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Company’s annual report on Form 20-F for the fiscal year ended December 31, 2008;

3.	The description of the B shares, contained in Amendment No. 3 to the Company’s Registration Statement on Form F-3, dated August 5, 2002, which contains a description of the Shares registered under Section 12 of the Exchange Act, except to the extent that such description has been superseded by the descriptions in “Item 9, The Offer and Listing” of the Form 20-F described in, and incorporated by reference by, paragraph 1 above.

In addition, all reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all of the securities offered under this Registration Statement have been purchased or which deregisters the securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document.

Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company has provided fiduciary liability insurance coverage for each director and officer for certain losses arising from claims or charges made against them while acting in their fiduciary capacity.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Articles of Association of Telefonaktiebolaget LM Ericsson, Stockholm (Org. #556016-0680) dated August 2004 (incorporated by reference to Exhibit 4.2 of the Company’s Form S-8 filed February 14, 2005 (File No. 333-122785)).

4.2	Specimen certificate representing Non-restricted B Shares of LM Ericsson (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form F-1 (File No. 2-82969)).

4.3	Form of certificate representing ADRs of LM Ericsson (incorporated by reference to Exhibit A of Amendment No. 1 to the Company’s Registration Statement on Form F-6 (File No. 2-82998)).

5.1	Opinion of General Counsel of the Company with respect to the legality of the plan interests to be offered or sold pursuant to the Plan being registered hereby.

5.2	In lieu of attaching an Internal Revenue Service (“IRS”) determination letter or opinion of counsel that the Plan is qualified under section 401 of the Internal Revenue Code, the Registrant hereby undertakes to submit the Plan, and amendment thereto, to the IRS in a timely manner, and will make all changes required by the IRS in order to qualify the Plan.

23.1	Consent of PricewaterhouseCoopers AB.

24.1	Power of Attorney (included as part of the Company’s signature page).

99.1	Ericsson Services Inc. 401(k) Plan.

Item 9.	Undertakings.

A. The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement, and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Kingdom of Sweden, on this 2nd day of September, 2009.

TELEFONAKTIEBOLAGET LM ERICSSON (publ)

By:	/s/ Carl Olof Blomqvist
Name:	Carl Olof Blomqvist
Title:	Senior Vice President and General Counsel

By:	/s/ Hans Vestberg
Name:	Hans Vestberg
Title:	First Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act, Ericsson US Plan Administrative Committee (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Kingdom of Sweden, on this 2nd day of September, 2009.

Ericsson Services Inc. 401(k) Plan

By:	/s/ Michael Gillert
Michael Gillert

By:	/s/ John Moore
John Moore

By:	/s/ Paul Miesse
Paul Miesse

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Company whose signature appears below hereby appoints Carl Olof Blomqvist, Hans Vestberg and John Moore, and each of them severally as his or her attorney-in-fact and agent, each with full power of substitution, for him or her and in his or her name, place and stead, to sign his or her name and on his or her behalf, in any and all capacities stated below, and to file with the Commission any and all amendments (including post-effective amendments) and supplements to this Registration Statement as appropriate, and to file the same, with all exhibits thereto, and other documents in connection therewith, and generally to do all such things in their behalf in their capacities as officers and directors to enable the Company to comply with the provisions of the Securities Act, and all requirements of the Commission.

Name and Signature	Title	Date

/s/ Michael Treschow	Chairman of the Board and Director	September 2, 2009
Michael Treschow

/s/ Sverker Martin-Löf	Deputy Chairman of the Board and Director	September 2, 2009
Sverker Martin-Löf

/s/ Marcus Wallenberg	Deputy Chairman of the Board and Director	September 2, 2009
Marcus Wallenberg

/s/ Roxanne S. Austin	Director	September 2, 2009
Roxanne S. Austin

/s/ Börje Ekholm	Director	September 2, 2009
Börje Ekholm

/s/ Carl-Henric Svanberg	CEO, President, and Director (Principal Executive Officer)	September 2, 2009
Carl-Henric Svanberg

/s/ Sir Peter L. Bonfield	Director	September 2, 2009
Sir Peter L. Bonfield

/s/ Ulf J. Johansson	Director	September 2, 2009
Ulf J. Johansson

/s/ Nancy McKinstry	Director	September 2, 2009
Nancy McKinstry

/s/ Anders Nyren	Director	September 2, 2009
Anders Nyren

/s/ Monica Bergström	Director and Deputy Employee Representative	September 2, 2009
Monica Bergström

/s/ Karin Åberg	Director and Employee Representative	September 2, 2009
Karin Åberg

/s/ Anna Guldstrand	Director and Employee Representative	September 2, 2009
Anna Guldstrand

/s/ Pehr Claesson	Director and Deputy Employee Representative	September 2, 2009
Pehr Claesson

/s/ Kristina Davidsson	Director and Deputy Employee Representative	September 2, 2009
Kristina Davidsson

/s/ Jan Hedlund	Director and Employee Representative	September 2, 2009
Jan Hedlund

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Association of Telefonaktiebolaget LM Ericsson, Stockholm (Org. #556016-0680) dated August 2004 (incorporated by reference to Exhibit 4.2 of the Company’s Form S-8 filed February 14, 2005 (File No. 333-122785)).

4.2	Specimen certificate representing Non-restricted B Shares of LM Ericsson (incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form F-1 (File No. 2-82969)).

4.3	Form of certificate representing ADRs of LM Ericsson (incorporated by reference to Exhibit A of Amendment No. 1 to the Company’s Registration Statement on Form F-6 (File No. 2-82998)).

5.1	Opinion of General Counsel of the Company with respect to the legality of the plan interests to be offered or sold pursuant to the Plan being registered hereby.

5.2	In lieu of attaching an Internal Revenue Service (“IRS”) determination letter or opinion of counsel that the Plan is qualified under section 401 of the Internal Revenue Code, the Registrant hereby undertakes to submit the Plan, and amendment thereto, to the IRS in a timely manner, and will make all changes required by the IRS in order to qualify the Plan.

23.1	Consent of PricewaterhouseCoopers AB.

24.1	Power of Attorney (included as part of signature page).

99.1	Ericsson Services Inc. 401(k) Plan.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Form S-8, this registration statement has been signed below by the undersigned as the duly authorized representative of Telefonaktiebolaget LM Ericsson in the United States on this 2nd day of September, 2009.

By:	/s/ John Moore
Name:	John Moore
Title:	Vice President and General Counsel of Ericsson Inc.